US Foods Holding Corp. 8-K

Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
US FOODS HOLDING CORP.

The undersigned, on behalf of US Foods Holding Corp., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies as follows:

1.       The present name of the corporation is US Foods Holding Corp. (the “Corporation”).

2.       The Corporation was originally incorporated under the name USF Holding Corp., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2007.

3.       The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Restated Certificate of Incorporation).

4.       The further amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Restated Certificate of Incorporation the 18th day of May, 2023.

US FOODS HOLDING CORP.

By: /s/ Stephanie D. Miller

       Name: Stephanie D. Miller
       Title:   Corporate Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

US FOODS HOLDING CORP.

FIRST:  Name.  The name of the corporation is US Foods Holding Corp. (the “Corporation”).

SECOND:  Registered Office.  The Corporation’s registered office in the State of Delaware is at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH:  Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 625,000,000, consisting of: (x) 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a)       Common Stock.  Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FOURTH, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.  Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b)       Preferred Stock.  Subject to the provisions of this Restated Certificate of Incorporation, the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series.  Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.

FIFTH:  Management of Corporation.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)       The number of directors constituting the Board shall be not fewer than two and not more than fifteen, each of whom shall be a natural person.  Subject to any rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board.

(b)       Directors shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders of the Corporation. Each director shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

(c)       Subject to this Article FIFTH, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors of the Corporation, as the case may be, at the time when the election is held and need not be by written ballot.

(d)       Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances any director may be removed, with or without cause, by the affirmative vote of holders of at least a majority of the votes that all the stockholders of the Corporation would be entitled to cast in any election of directors.

(e)       Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of at least a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy or a newly created directorship shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor has been elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

(f)       All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board.

(g)       To the fullest extent permitted by the DGCL, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.  If the DGCL is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

(h)       To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the bylaws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board.  The rights provided by this Article FIFTH, Section (h) shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SIXTH.  Stockholder Action by Written Consent.  Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH.  Special Meetings.  Subject to the special rights of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board pursuant to a resolution of the Board adopted by a majority of the total number of directors then in office.  The stockholders of the Corporation do not have the power to call a special meeting of the stockholders.  Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.  Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting.  The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

EIGHTH:  Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders, directors, or officers are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal.

NINTH:  Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws.  Any amendment, alteration or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Board then in office.  In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class.

TENTH:  Exclusive Jurisdiction for Certain Actions.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Failure to comply with the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article TENTH shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.